Exhibit 10.1
OM GROUP, INC.
EXECUTIVE SEVERANCE PLAN
This Executive Severance Plan, effective as of __________, 2011 (the “Effective Date”), of OM Group, Inc. is for the benefit of certain employees of the Company and its Subsidiaries, on the terms and conditions hereinafter stated. Each Subsidiary will be responsible for providing the benefits to which its employees (who are designated as Eligible Employees) may become entitled hereunder. The Company agrees unconditionally to guarantee the performance by, and obligation of, each Subsidiary under this Plan.
This Plan, as set forth herein, is intended to help retain qualified and valued employees, maintain a stable work environment, and provide economic security to Eligible Employees in the event of certain terminations of employment. This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).
1.	DEFINITIONS.
As used in this Plan:
1.1	“Affiliate” means any company controlled by, controlling, or under common control with, the Company.

1.2	“Annual Bonus” means, with respect to an Eligible Employee, an amount equal to the Eligible Employee’s average actual annual cash bonus for the three most recently completed fiscal years (or for such lesser period of time as the Eligible Employee has been employed by the Employer).

1.3	“Base Salary” means, with respect to an Eligible Employee, the Eligible Employee’s annual base salary as of the Severance Date.

1.4	“Board” means the Board of Directors of the Company.

1.5	“Cause” means, for purposes of a termination of an Eligible Employee’s employment with the Company and its Affiliates: (A) the Eligible Employee’s commission of a felony (other than felonious operation of a motor vehicle); (B) the Eligible Employee’s commission of fraud, embezzlement or misappropriation of funds, in each case involving or against the Company or any of its Subsidiaries or Affiliates; (C) the Eligible Employee’s commission of an act or series of acts of dishonesty in the course of the Eligible Employee’s employment that are materially inimical to the best interests of the Company or a Subsidiary, as determined by action of the Board (taken by a majority of the full number of directors then in office) and, if the act or acts are capable of being cured, the Eligible Employee fails to cure or take all reasonable steps to cure within 30 days of notice from the Company to the Eligible Employee; (D) the Eligible Employee’s

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engagement in Competitive Activity for more than 10 days after the Board has, by action of the Board (taken by a majority of the full number of directors then in office), advised the Eligible Employee in writing to cease such Competitive Activity; or (E) other than as a result of Disability, the Eligible Employee consistently fails to perform his duties and responsibilities as specified from time to time for 30 consecutive days after the Board has, by action of the Board (taken by a majority of the full number of directors then in office), advised him in writing of that failure.
1.6	“CEO” means the Eligible Employee serving as the Chief Executive Officer of the Company.

1.7	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.8	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including, without limitation, any rules and regulations promulgated thereunder, along with Treasury and Internal Revenue Service interpretations thereof.

1.9	“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company or any security into which such shares of common stock may be changed by reason of any transaction or similar event.

1.10	“Company” means OM Group, Inc., a Delaware corporation.

1.11	“Compensation Committee” means the Compensation Committee of the Board.

1.12	“Competitive Activity” means an Eligible Employee’s participation, without the prior written consent of the Board, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any of its Subsidiaries or Affiliates and such enterprise’s sales of any product or service competitive with any product or service of the Company or any of its Subsidiaries or Affiliates amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and the Company’s and its Subsidiaries’ and Affiliates’ aggregate net sales of said product or service amounted to 10% of the Company’s and its Subsidiaries’ and Affiliates’ aggregate net sales for the Company’s most recently completed fiscal year; provided, however, that Competitive Activity will not include (A) the mere ownership of securities in any such enterprise or the exercise of rights appurtenant thereto or (B) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

1.13	“Disability” means an Eligible Employee’s physical or mental incapacitation for a period of 180 consecutive days such that the Eligible Employee cannot substantially perform his duties of employment with the Employer on a full-time basis.

1.14	“Eligible Employee” means an Executive Officer of the Company who is designated as an Eligible Employee by the Compensation Committee or its designee and who accepts participation herein in such manner as shall be prescribed by the Company.

1.15	“Employer” means, with respect to an Eligible Employee, the Company, or, if the Eligible Employee is not employed by the Company, then the Subsidiary which employs the Eligible Employee, or any successor thereto.

1.16	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.18	“Executive Officer” means those Eligible Employees serving as executive officers, as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934.

1.19	“Good Reason” means:
(A)	for the CEO, the occurrence of any of the following events without the CEO’s written consent:
(1)	the CEO’s Base Salary is reduced from the highest level in effect at any time;

(2)	the CEO is excluded from full participation in any incentive, option, restricted stock or other compensatory plan that is generally available to Executive Officers of the Company; provided, however, that the CEO’s participation does not in any way guarantee payments under any such plan;

(3)	the CEO determines in good faith that his responsibilities, duties or authorities are materially reduced from that consistent with his positions as Chairman of the Board and Chief Executive Officer (including status, offices, titles and reporting requirements) and the reduction is not cured within 30 days after he provides notice to the Board of his election to terminate his employment based upon that reduction;

(4)	(a) the Board has adopted, explicitly or implicitly, a strategic plan for the Company without the CEO’s approval that varies materially from the strategic plan of the Company as that plan existed immediately prior to the 60-day period, (b) the CEO notifies the Board in writing of his disapproval of such strategic plan during the 60-day period, and (c) less than 12 months prior to or contemporaneous with the adoption of such strategic plan, two or more individuals have become directors of the Company by any action other than the approval of at least two-thirds of the directors comprising the Board (either by a specific vote or by approval of a proxy statement of the Company in which each such person is named as a nominee for director, without objection to such nomination), which action may, by way of example and not limitation, be the result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. For purposes of this Section 1.19(A)(4), the term

“60-day period” means the 60-day period prior to the CEO’s notice to the Company under this Section 1.19(C) of the CEO’s notice to the Company and the Employer of the initial existence of the condition(s) constituting Good Reason;
(5)	the CEO ceases for any reason (other than death, Disability or voluntary resignation) to be a member of the Board; or

(6)	the Company has provided notice to the CEO of its determination not to extend the term of the Amended and Restated Change in Control Agreement, dated November 13, 2006, between the CEO and the Company; and
(B)	for any Eligible Employee other than the CEO, the occurrence of any of the following events without such Eligible Employee’s written consent:
(1)	the assignment of any duties materially inconsistent with the Eligible Employee’s position (including status, offices, titles and reporting requirements and reporting structure), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Eligible Employee;

(2)	any material diminution in the Eligible Employee’s annual base salary, employee benefits and opportunity to earn incentive and bonus compensation, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by the Eligible Employee; or

(3)	the Company has provided notice to such Eligible Employee of its determination not to extend the term of the Eligible Employee’s CIC Agreement (as defined in Section 2.1 below).
(C)	Notwithstanding the foregoing, in the case of both Section 1.19(A) and 1.19(B), none of the circumstances described above may serve as the basis for Good Reason unless (1) the Eligible Employee provides written notice to the Company and the Employer within 60 days of the initial existence of the condition(s) constituting Good Reason and (2) the Company and the Employer fail to cure such condition(s) within 30 days after receipt from the Eligible Employee of such notice; provided that Good Reason will cease to exist with respect to a condition two years following the initial existence of such condition (but if the Eligible Employee does not claim Good Reason as a result of a condition within such period, the Eligible Employee will not be deemed to have waived the right to claim Good Reason upon the existence or occurrence of a subsequent (or similar) condition).
1.20	“Person” means any “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

1.21	“Plan” means this Executive Severance Plan of OM Group, Inc., as set forth herein, as it may be amended from time to time.

1.22	“Plan Administrator” means the person or persons appointed from time to time by the Compensation Committee, which appointment may be revoked at any time by the Compensation Committee.

1.23	“Pro Rata Bonus” means, with respect to an Eligible Employee, an amount equal to the Eligible Employee’s Base Salary actually earned by the Eligible Employee for the portion of the year in which the Severance Date occurs ending on the Severance Date multiplied by the performance multiple actually used by the Compensation Committee to determine annual bonuses for the Executive Officers for the year in which the Severance Date occurs pursuant to the Compensation Committee’s then-standard practices.

1.24	“Section 409A” means Section 409A of the Code, and the rules, regulations and guidance promulgated thereunder by the U.S. Department of the Treasury or the U.S. Internal Revenue Service

1.25	“Severance” means (A) for any Eligible Employee, the involuntary termination of the Eligible Employee’s employment by the Employer without Cause (other than due to death or Disability), (B) for any Eligible Employee, a voluntary termination of the Eligible Employee’s employment for Good Reason, or (C) for only the CEO serving as of the Effective Date, the termination of that CEO’s employment due to death or Disability; provided, however, that a Severance shall not occur by reason of the divestiture of a facility, sale of a business or business unit, or the outsourcing of a business activity with which an Eligible Employee is affiliated if (X) the Eligible Employee is provided comparable employment (e.g., with a Base Salary and Annual Bonus at least equal to that in effect immediately prior to such transfer of employment) by the entity which acquires such facility, business or business unit or which succeeds to such outsourced business activity; and (Y) such entity continues to cover the Eligible Employee under a severance program which provides severance benefits no less favorable than this Plan for at least 12 months.

1.26	“Severance Date” means, with respect to an Eligible Employee, the date on which the Eligible Employee incurs a Severance.

1.27	“Subsidiary” means a corporation, company or other entity (A) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (B) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
2.	SEVERANCE BENEFITS.

2.1	General. Each Eligible Employee shall be entitled to severance payments and benefits pursuant to the applicable provisions of this Section 2 if the Eligible Employee incurs a Severance and the Eligible Employee is not otherwise entitled to receive payments and benefits under any change in control severance agreement with the Company (a “CIC Agreement”), as a result of the Severance; provided, however, that, notwithstanding anything in this Plan to the contrary, upon an Eligible Employee becoming a participant in this Plan, the Eligible Employee shall cease to participate in any other severance plan, program, agreement or arrangement maintained by the Company or any Subsidiary or Affiliate other than a CIC Agreement (and, to the extent required by Section 409A, the payment terms under any such plan, program agreement or arrangement are hereby deemed to be amended to be consistent with the payment terms hereinafter set forth).

2.2	Cash Payment. Each Eligible Employee who incurs a Severance shall be entitled to a single lump sum cash payment, payable (subject to Section 9 of this Plan) on the 60th day following the Severance Date, in an amount equal to the sum of:
(A)	Two times Base Salary in the case of the CEO, and one and a half times Base Salary in the case of any Eligible Employee other than the CEO; and

(B)	Two times Annual Bonus in the case of the CEO, and one and a half times Annual Bonus in the case of any Eligible Employee other than the CEO.
2.3	Pro Rata Bonus. Each Eligible Employee who incurs a Severance more than 90 days after the start of the Company’s fiscal year in which the Severance occurs shall be entitled to a single lump sum cash payment of the Pro Rata Bonus, which payment will be payable (subject to Section 9 of this Plan) in the year following the year in which the Severance Date occurs on the same date that the annual cash bonus for the year in which the Severance Date occurs would have been paid if the Eligible Employee had not incurred a Severance, but in any event not later than March 15 of the calendar year following the calendar year in which the Severance Date occurs.

2.4	Health Benefits. Each Eligible Employee who incurs a Severance shall be entitled to continue as a plan participant in the Company’s health and dental insurance plans (the “Health Plans”) in which he is enrolled on the Severance Date for, in the case of the CEO, 24 months after the Severance Date and, in the case of any Eligible Employee other than the CEO, 18 months after the Severance Date, subject in either case to the terms and conditions of the Health Plans and to the determinations of any person or committee administering such Health Plans; provided, however, that the benefits otherwise receivable by the Eligible Employee pursuant to this Section 2.4 will be reduced to the extent comparable benefits are actually received by the Eligible Employee from another employer or employer group health plan during the period described in this sentence, and any such benefits actually received by the Eligible Employee shall be reported by him to the Company. The Company reserves the right to modify, terminate or replace any Health Plan, provided that any such modification, termination or replacement applies to the Company’s employees generally and not just to one or more Eligible Employees. During the period described in the first sentence of this Section 2.4, the Eligible Executive shall make timely payments of any participant contributions in the amount that would be applicable to the Eligible Employee if he was then enrolled in a similar level of Health Plans coverage as an active Company employee. The Eligible Employee’s continued participation in the Health Plans pursuant to this Section 2.4 shall satisfy the Health Plans’ obligation to provide the Eligible Employee the right to continuation coverage under the Health Plans pursuant to COBRA. If and to the extent that the benefits described in this Section 2.4 are not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to each Eligible Employee, his dependents and beneficiaries, of such benefit.
2.5	Equity Awards. In the case of each Eligible Employee who incurs a Severance, notwithstanding the terms of any equity agreement: (A) all of the Eligible Employee’s outstanding equity awards (including, without limitation, any stock options, stock appreciation rights, restricted stock and restricted stock units) that have not vested by the Severance Date will be forfeited; and (B) all of the Eligible Employee’s outstanding and vested stock options as of the Severance Date will remain exercisable for three months after the Severance Date (but in no event later than the date of expiration of the original term of such stock options).

2.6	Outplacement Services. In the case of each Eligible Employee who incurs a Severance, the Employer shall reimburse the Eligible Employee for third-party outplacement services, the reasonable scope and provider of which are mutually acceptable to both the Eligible Employee and the Employer, for a period of 12 months immediately following the Severance Date or, if earlier, until the first acceptance by the Eligible Employee of an offer of employment; provided, however, that in no case shall the Employer be required to reimburse any amount in excess of $25,000 for outplacement services in the case of the CEO or $10,000 for outplacement services in the case of any Eligible Employee other than the CEO. Notwithstanding anything herein to the contrary, all reimbursements pursuant to this Section 2.6 shall be reimbursed by the Employer within 45 days (or, if applicable, on the Permissible Payment Date) following the date on which the Employer receives the applicable invoice from the applicable Eligible Employee (and approves such invoice) but in no event later than December 31st of the third calendar year following the year in which the Severance Date occurs.

2.7	Release. Notwithstanding the foregoing, as a condition to the payment or receipt of any payment or benefit pursuant to the applicable provision of this Section 2, each Eligible Employee shall be required to execute and not revoke (within the seven day revocation period) an effective general waiver and release of claims agreement in favor of the Company and its Subsidiaries and Affiliates, substantially in the form attached hereto as Exhibit A, before the 60th day following the Eligible Employee’s Severance Date.

3.	POTENTIAL PAYMENT AND BENEFIT REDUCTION.

3.1	Notwithstanding any other provisions in this Plan, in the event that any payment or benefit received or to be received by an Eligible Employee (including, without limitation, any payment or benefit received in connection with a Change in Control (as defined in the Company’s form Amended and Restated Change in Control Agreement filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as Exhibit 10.33) or the termination of the Eligible Employee’s employment, whether pursuant to the terms of this Plan or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Employer will reduce the Eligible Employee’s payments and/or benefits under this Plan, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order: (A) the outplacement reimbursements described in Section 2.6; (B) the lump sum cash payment described in Section 2.2; and (C) the lump sum cash payment described in Section 2.3 (the payments and benefits set forth in clauses (A) through (C), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (X) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (Y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

3.2	For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which the Eligible Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Eligible Employee and selected by the accounting firm which was, immediately prior to the Severance Date, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
3.3	At the time that payments are made under this Plan, the Employer shall provide the Eligible Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Employer received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Eligible Employee objects to the Employer’s calculations, the Employer shall pay to the Eligible Employee such portion of the Potential Payments (up to 100% thereof) as the Eligible Employee determines is necessary to result in the proper application of this Section 3. All determinations required by this Section 3 (or requested by either the Eligible Employee or the Employer in connection with this Section 3) shall be at the expense of the Employer. The fact that an Eligible Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 shall not of itself limit or otherwise affect any other rights of the Eligible Employee under this Plan.
4.	PLAN ADMINISTRATION.
4.1	The Plan Administrator shall administer this Plan and may interpret this Plan, prescribe, amend and rescind rules and regulations under this Plan and make all other determinations necessary or advisable for the administration of this Plan, subject to all of the provisions of this Plan.

4.2	The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

4.3	The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Plan. All reasonable expenses thereof shall be borne by the Company.
5.	CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.

Upon becoming a participant in this Plan, each Eligible Employee acknowledges and agrees to the provisions set forth in this Section 5.

5.1	Non-Disclosure.
(A)	As a consequence of each Eligible Employee’s employment with the Company, the Eligible Employee has received and will continue to receive and deal with, Confidential Information (as defined below). The Confidential Information received or dealt with, and to be received or dealt with, by the Eligible Employee is of such a value and nature that the Company will be irreparably damaged if the Eligible Employee were to disclose any of the Confidential Information that he has received or dealt with, or will receive or deal with, as a result of his employment with the Company. All Confidential Information and other information regarding the Company compiled or obtained by each Eligible Employee or furnished to him in connection with his employment with the Company is Confidential Information. Each Eligible Employee agrees not to use, disclose, disseminate or publish to any person, firm or entity any Confidential Information at any time during or after his employment with the Employer.
(B)	For purposes of this Plan, “Confidential Information” is considered to include, without limitation, operating policies and procedures, financial information, sales information, the identity and lists of actual and potential customers with whom the Company has contact, potential target entities of the Company, and any other information relating to the business of the Company, all to the extent that such information is not intended by the Company for dissemination publicly. “Confidential Information” does not include information that: (1) is or later becomes publicly available in a manner wholly unrelated to any breach of this Section 5.1 by an Eligible Employee; (2) was rightfully possessed by an Eligible Employee prior to his receipt of such information from the Company, excluding client information and other Confidential Information that he has assigned to the Company; or (iii) is subsequently furnished rightfully to an Eligible Employee by a third party not known by him to be under any restriction on use or disclosure of such information

(C)	Each Eligible Employee agrees that, upon termination of his employment with the Company, he will promptly return to the Company all Confidential Information relating to the Company’s business that he possesses or has under his control, whether in written, electronic or other form.
5.2	No Solicitation. The Eligible Employee hereby agrees and covenants that during the Eligible Employee’s employment with the Company or any of its Affiliates, and for a period of 24 months thereafter in the case of the CEO and 18 months thereafter in the case of any Eligible Employee other than the CEO, so long as the Company and its Affiliates are not in material breach of this Plan, the Eligible Employee shall not, directly or indirectly, on his own behalf or with others: (A) induce or attempt to induce any employee of the Company or its Affiliates who is (or was at any time during the most recent 90 days that the Eligible Employee was employed by, or providing services to, the Company or its Affiliates) an employee, officer, consultant or agent of the Company or its Affiliates (a “Protected Employee”) to leave the employ of the Company and its Affiliates, or in any way interfere with the relationship between the Company and its Affiliates and any Protected Employee, except that it is specifically agreed by the Eligible Employee and the Company that this Section 5.2 is not violated by any response by a Protected Employee to a publicly announced job opening with the Eligible Employee or his subsequent employer whether such announcement appears in newspapers, trade publications, web sites or similar public media; (B) induce or attempt to induce any referral source, customer or other business relation of the Company or its Affiliates not to do business with the Company and its Affiliates, or to cease doing business with the Company and its Affiliates; or (C) solicit, divert or actively take away, or attempt to solicit, divert or take away, for purposes of conducting a business substantially similar to the business of the Company or its Affiliates, any individual, corporation, partnership or other association or entity who, as of the Severance Date, both (X) had a business relationship with the Company or its Affiliates or, to the Eligible Employee’s knowledge, was during the 90-day period preceding the Severance Date solicited in writing by the Company or its Affiliates for business (whether or not he or it became an actual customer) and (Y) was personally contacted by the Eligible Employee during such 90-day period; provided, however, that the foregoing provisions of this Section 5.2 shall not prohibit the Eligible Employee from participating in any response to an open bidding or quote request of any customer of the Company or its Affiliates, or prohibit the Eligible Employee from any solicitation that does not, directly or indirectly, divert business from the Company and its Affiliates; and, provided further, that the Eligible Employee and any subsequent employer may in the ordinary course of business compete with the Company and its Affiliates for customers, properties or otherwise, without violating this Section 5.2, provided that the Eligible Employee shall not attempt to induce any entity with which the Company or its Affiliates has any existing business relationship to terminate that business relationship prior to the termination of existing contracts or orders with that entity.
5.3	Non-Competition. Each Eligible Employee also acknowledges and agrees that, during (A) the Eligible Employee’s employment with the Company or any of its Subsidiaries or Affiliates and (B) and for a period of 24 months in the case of the CEO and 18 months in the case of any Eligible Employee other than the CEO immediately following the Eligible Employee’s Severance Date, the Eligible Employee shall not engage in any Competitive Activity.

5.4	Injunctive Relief. The Eligible Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company and its Affiliates by reason of the Eligible Employee’s failure to observe any of the obligations imposed on him by this Section 5. Accordingly, if the Company or its Affiliates shall institute an action to enforce the provisions hereof, the Eligible Employee hereby waives the claim or defense that an adequate remedy at law is available to the Company or its Affiliates, and the Eligible Employee agrees not to urge in any such action the claim or defense that such remedy at law exists.

5.5	Severability. If a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Section 5.1, 5.2 or 5.3 is an unenforceable restriction on the Eligible Employee’s activities, the provisions of such section(s) shall not be rendered void but shall be deemed amended to apply such maximum time and scope and such other restrictions as such court may judicially determine or otherwise indicate to be reasonable.

6.	PLAN MODIFICATION OR TERMINATION.

Notwithstanding anything herein to the contrary, this Plan may be amended or terminated by the Board or the Compensation Committee at any time with respect to some or all Eligible Employees; provided, however, that no amendment, termination or suspension of this Plan that would be adverse to the interests of any Eligible Employee will be effective except upon one year’s prior written notice to the Eligible Employees unless the adversely affected Eligible Employees consent to such amendment, termination or suspension in writing, except that this Plan may be amended at any time and from time to time to comply with any recapture or “clawback” policy of the Company adopted by the Board to comply with Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded, as determined by the Plan Administrator.

7.	GENERAL PROVISIONS.

7.1	Subject to Section 2.1, if the Company or any Subsidiary or Affiliate is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any Subsidiary or Affiliate is obligated by law to provide advance notice of separation to an Eligible Employee (a “Notice Period”), then any payments to the Eligible Employee pursuant to Section 2 shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

7.2	Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary or Affiliate, and all Eligible Employees shall remain subject to discharge to the same extent as if this Plan had never been adopted.

7.3	If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

7.4	The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan. Similarly, the use of the masculine gender with respect to pronouns herein is for purposes of convenience and refers to either sex who may be an Eligible Employee. Unless otherwise specified, all Section references herein are to this Plan. Any reference to a day or days herein refers to a calendar day or days unless otherwise stated.

7.5	This Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of the Company (or any of its Subsidiaries or Affiliates) which may be applied by the Company (or any of its Subsidiaries or Affiliates) to the payment of benefits or other rights under this Plan. Nothing contained in this Plan, and no action taken pursuant to this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company (or any of its Subsidiaries or Affiliates) and any Eligible Employee or any other person. The rights of each Eligible Employee or each Eligible Employee’s estate to benefits under this Plan shall be solely those of an unsecured creditor of the Employer.
7.6	Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his or its last known address.

7.7	This Plan shall be construed and enforced according to the laws of the State of Ohio, without reference to principles of conflicts of laws.

7.8	All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

7.9	Following the Severance Date, if and to the extent requested by the Board, each Eligible Employee, as applicable, agrees to (A) resign from the Board, and from all fiduciary positions (including, without limitation, as trustee) and all other offices and positions he holds with the Company and its Subsidiaries and Affiliates; provided, however, that if the Eligible Employee refuses to tender his resignation after the Board has made such request, then the Board will be empowered to tender the Eligible Employee’s resignation or remove the Eligible Employee from such offices and positions; and (B) assign back to the Company all stock or other equity securities of all Subsidiaries or Affiliates that he or she may own as a result of the Company issuing such stock or equity securities to the Eligible Employee as a nominee or Company-designee.

7.10	This Plan (including the provisions of Section 5 of this Plan) supersedes in their entirety all of the Company’s prior severance plans, policies or agreements (except for the CIC Agreements) in which any current Eligible Employee is a participant or to which any current Eligible Employee is a party, if any, and all understandings between the Company and such Eligible Employees with respect to the subject matter of this Plan.

8.	SUCCESSORS; BINDING AGREEMENT.

8.1	Successors of the Company. The Company shall require any successor (and its parent, if applicable) who shall purchase all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree in writing to maintain this Plan in the same manner and to the same extent that the Company would be required to maintain it; provided that no such agreement shall be required if the successor (and its parent, if applicable) shall be or remain so obligated by operation of law. As used in this Section 8.1, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to maintain this Plan or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

8.2	Eligible Employee’s Heirs, etc. This Plan shall inure to the benefit of and be enforceable by each Eligible Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If an Eligible Employee should die while any amounts or benefits would still be payable to the Eligible Employee hereunder as if the Eligible Employee had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms hereof to the Eligible Employee’s designee or, if there be no such designee, to the Eligible Employee’s estate. When a payment is due under this Plan to a severed Eligible Employee who is unable to care for his affairs, payment may be made directly to the Eligible Employee’s legal guardian or personal representative.
8.3	Non-alienation. Except by will or intestacy as set forth in Section 8.2, no right, benefit or interest of any Eligible Employee hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

9.	CONDITIONS TO PAYMENT, REIMBURSEMENT AND ACCELERATION.

9.1	General. Payments and benefits under this Plan are intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith.

9.2	Separation from Service. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, an Eligible Employee shall not be considered to have terminated employment with the Employer for purposes of this Plan and no payments shall be due to the Eligible Employee under this Plan until the Eligible Employee would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A.

9.3	Delay for Specified Employees. Notwithstanding any provisions of this Plan to the contrary, if an Eligible Employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Employer consistent with Section 409A) at the time of the Eligible Employee’s separation from service and if any portion of the payments or benefits to be received by the Eligible Employee upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Eligible Employee without his incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Plan and benefits that would otherwise be provided pursuant to this Plan, in each case, during the six-month period immediately following the Eligible Employee’s separation from service will instead be paid or made available on the earlier of (A) the date that is six months after the date of the Eligible Employee’s separation from service and (B) the Eligible Employee’s death (the applicable date, the “Permissible Payment Date”).

9.4	Reimbursements. With respect to any amount of expenses eligible for reimbursement that is required to be included in an Eligible Employee’s gross income for federal income tax purposes, such expenses shall be reimbursed by the Employer within 60 days (or, if applicable, on the Permissible Payment Date) following the date on which the Employer receives the applicable invoice from the applicable Eligible Employee (and approves such invoice) but in no event later than December 31st of the year following the year in which the Eligible Employee incurs the related expenses. In no event shall the reimbursements or in-kind benefits to be provided by the Employer in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall an Eligible Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
9.5	Separate Payments. Each payment under this Plan shall be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

10.	CLAIMS, INQUIRIES, APPEALS.

10.1	Applications for Benefits and Inquiries. Any application for benefits, inquiries about this Plan or inquiries about present or future rights under this Plan must be submitted to the Plan Administrator in writing, as follows:
Vice President, Human Resources
(or General Counsel, if submitted by the Vice President, Human Resources)
c/o OM Group, Inc.
1500 Key Tower
127 Public Square
Cleveland, Ohio 44114
10.2	Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, and an explanation of this Plan’s review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

10.3	Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Vice President, Human Resources
(or General Counsel, if submitted by the Vice President, Human Resources)
c/o OM Group, Inc.
1500 Key Tower
127 Public Square
Cleveland, Ohio 44114
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he may find necessary or appropriate in making his review.

10.4	Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of his decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 10.4, the application will be deemed denied on review.

10.5	Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out his responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

10.6	Exhaustion of Remedies. No legal action for benefits under this Plan may be brought until the claimant (A) has submitted a written application for benefits in accordance with the procedures described by Section 10.1, (B) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (C) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10.3 and (D) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan

Administrator’s failure to take any action on the claim within the time prescribed by Section 10.4).
11.	LEGAL FEES.

11.1	If any contest or dispute shall arise under or in connection with this Plan involving termination of an Eligible Employee’s employment while this Plan is in effect or involving the failure or refusal of the Employer or the Company to perform fully in accordance with the terms of this Plan, and the Eligible Employee prevails in such contest or dispute with respect to at least one material issue, then the Employer shall reimburse the Eligible Employee on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Eligible Employee in connection with such contest or dispute, together with interest at a rate equal to the prime rate as reported in The Wall Street Journal on the day of the reimbursement, such interest to accrue 30 days from the date the Employer receives the Eligible Employee’s statement for such fees and expenses through the date of payment thereof.

EXHIBIT A
WAIVER AND RELEASE OF CLAIMS Agreement
     ___________________ (“Employee”) and ________________ (“Employer”) hereby acknowledge that Employee is being offered certain payments and benefits as part of the OM Group, Inc. Executive Severance Plan (the “Plan”), and enter into this Waiver and Release of Claims Agreement (this “Agreement”) pursuant to the following terms and conditions:
Severance Benefits
     1. In exchange for Employee’s promises in this Agreement, Employer agrees to tender to Employee the severance amounts and benefits set forth in Section 2 of the Plan (the “Severance Benefits”).
     2. Employee agrees that Employee will be entitled to receive the Severance Benefits only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.
     3. Employee agrees that the Severance Benefits tendered under the Plan constitute fair and adequate consideration for the execution of this Agreement. Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Benefits are in addition to payments and benefits to which Employee is otherwise entitled.
Claims That Are Being Released
     4. Employee agrees that this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Employee signs this Agreement. To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Benefits. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:
(a)	claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection

Act, the Rehabilitation Act of 1973, and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;
(b)	claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims; claims for wrongful termination in violation of public policy; or any other cause of action arising under or based on the common law of Ohio or the public policy of the State of Ohio, including, but not limited to, intentional infliction of emotional distress;

(c)	claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

(d)	claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)	claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.
     5. If Employee has worked or is working in California, Employee expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR
Claims That Are Not Being Released
     6. This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Employee signs this Agreement. Further, this release will not prevent Employee from doing any of the following:
(a)	obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

(b)	asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Benefits or any vested deferred compensation under Employer’s deferred compensation program;

(c)	filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or

(d)	challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).
Additional Employee Covenants
     7. To the extent applicable, Employee confirms and agrees to Employee’s continuing obligations under Section 5 of the Plan (entitled Confidentiality, Non-Solicitation and Non-Competition) following termination of Employee’s employment with Employer.
Voluntary Agreement And Effective Date
     8. Employee understands and acknowledges that by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.
     9. The parties understand and agree that:
(a)	Employee will have a period of 45 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement. If Employee signs this Agreement before the end of such 45-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 45-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 45-day period.

(b)	In order to exercise this revocation right, Employee must deliver written notice of revocation to ________________ on or before the seventh calendar day after Employee executes this Agreement. Employee understands that, upon delivery of such notice, this Agreement shall terminate and become null and void.

(c)	The terms of this Agreement will not take effect or become binding, and Employee will not become entitled to receive the Severance Benefits, until that seven-day period has lapsed without revocation by Employee. If Employee elects not to sign this Agreement or revokes it within seven calendar days of signing, Employee will not receive the Severance Benefits.

(d)	All amounts payable hereunder shall be paid in accordance with the applicable terms of the Plan.
Governing Law
     10. This Agreement shall be governed by the substantive laws of the State of Ohio, without regard to conflicts of law, and by federal law where applicable.

     11. If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.
Consultation With Attorney
     12. Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement. By signing this Agreement, Employee acknowledges that Employee has consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.
     13. This Agreement was provided to Employee for consideration on ____________.
PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
[Remainder of page intentionally left blank]

Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect. Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EMPLOYEE
Date:

EMPLOYER

Date:	BY: ITS:
STATE OF __________,
COUNTY OF __________, To Wit:
I, ______________________, a notary public in and for the County and State aforesaid, do hereby certify that ____________________, whose name is affixed to the foregoing writing bearing date the _______day of _________, 20__, has this day acknowledged the same before me in my said County and State.
Given under my hand this _____day of __________, 20_.
______________________

               NOTARY PUBLIC